For Further Information, Contact:

                                            Donald F. Holt
                                            Executive Vice President &
                                            Chief Financial Officer
                                            (717) 231-5704


                       Keystone Shareholders Support Board

Harrisburg,  PA,  May 20,  1999---  Shareholders  of  Keystone  Financial,  Inc.
(NASDAQ: KSTN), the fourth largest financial institution headquartered in Pennsylvania, rejected two shareholder proposals opposed by the Board of Directors at its annual meeting today. These proposals recommended that the board consider the sale or merger of the corporation and changes to Keystone's Restated Articles of Incorporation and Bylaws.

"We are pleased with the continued support of our shareholders",  commented Carl
L. Campbell, Chairman and Chief Executive Officer. "We remain optimistic about the future of Keystone. The corporate restructuring efforts are progressing well, and we appreciate the receptivity of our customers to the many enhancements brought about by the restructuring".

Shareholders also ratified Ernst & Young LLP as the corporation's auditors for 1999 and reelected the following directors for terms expiring in 2002: A. Joseph Antanavage, Donald Devorris, Richard G. King, Uzal H. Martz Jr., Max A. Messenger, Don A. Rosini, and F. Dale Schoeneman.

In a separate action, the Board of Directors declared a regular cash dividend of 29 cents per share, payable on July 20, 1999 to shareholders of record as of July 9, 1999.

Keystone Financial, Inc. is the holding company for Keystone Financial Bank, NA, which has 175 branches throughout Pennsylvania, Maryland and West Virginia. Keystone also operates Martindale Andres & Co., an investment management services provider; Keystone Financial Mortgage Co.; MMC&P, a retirement benefit services firm; Keystone Brokerage, Inc., offering full service investment planning and discount brokerage; and a 24-hours a day, seven days a week Telephone Banking Center.

For more information, visit the company's web site on the Internet at www.keyfin.com.